Exhibit 21.1

Subsidiaries of
Axiom Holdings, Inc.

Company	Percentage of Ownership	Jurisdiction of Incorporation
Quality Resort Hotels, Inc	100%	Florida

Horizon Resources Co. Ltd	100%	Cayman Islands